UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FOREST LABORATORIES, INC.
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FOREST LABORATORIES COMMENTS ON ISS REPORT

Forest Urges Shareholders to Vote “FOR ALL” Ten of Forest’s Director

Nominees on the WHITE Proxy Card

NEW YORK, August 1, 2012 –– Forest Laboratories, Inc. (NYSE: FRX) (“Forest”) today commented on a report by proxy advisory service Institutional Shareholder Services (ISS) regarding the election of director nominees at the Company’s Annual Meeting of Shareholders, which will be held on August 15, 2012.

The Company stated, “ISS’s recommendation rejects two of Icahn’s four nominees, including Eric Ende, whom Icahn chose to lead his proxy contest.  We believe ISS’s recommendation for Icahn’s two other nominees is based on a flawed analysis that adopts Icahn’s fundamental misunderstandings of the Company’s business model and strategic focus in support of a reckless, cost-cutting strategy with the potential to destroy value for shareholders. We are confident that our ten highly qualified nominees possess the right combination of skills, experience and expertise to ensure that our products reach their maximum potential.”

“Compared to last year, Forest is in a stronger position to deliver value for shareholders on every front.  Our pipeline is more robust – we recently received FDA approval for Tudorza and we expect FDA approval for one of our largest potential new drugs, linaclotide, in September. We are continuing to make great progress with our “Next Nine” and four strong lifecycle products and believe we are extremely well  positioned to more than offset the impact of our patent expirations over time.  We believe both the market and our shareholders understand the value of our pipeline and look forward to communicating directly with our shareholders in advance of our Annual Meeting.”

In its analysis, ISS:

•         Undervalues future sales potential: ISS excludes certain lifecycle programs and other products in arriving at sales estimates for 2016 that are meaningfully lower than total sales expected by the Company. The Company expects to exceed its historical peak sales, which were achieved in fiscal 2012, by fiscal 2015 and to achieve $6 billion in total sales by fiscal 2018.

•         Ignores strategic primary care focus: ISS fails to appreciate the Company’s strategic focus on marketing products to Primary Care Physicians (PCPs), the efficiencies created by developing products in six of the eight areas for which PCPs frequently prescribe medicine, and the increasingly important role PCPs will play in the future under the Affordable Care Act.  Eight out of Forest’s “Next Nine” products are promoted to PCPs, which creates significant operating leverage by enabling sales representatives to cross-promote multiple products during a single sales call.

•         Endorses a completely unrealistic, risky and ill-considered cost-cutting approach: Icahn initially suggested that he would cut SG&A by $500M at a time when the company would be launching important new products.  After realizing how much value that could destroy, he changed his story to say he is actually focused on G&A.  However, in the aggregate, the cost-cutting figures that Icahn has proposed exceed our entire G&A budget, making such radical cost-cutting not only ill-advised but impossible.  Forest always manages its SG&A budget prudently, and the cutbacks Icahn proposes at this critical time are far more likely to destroy shareholder value than build it.

•         Undervalues pipeline and underappreciates one of the best late-stage pipelines in the industry:  Over the last ten years, Forest has developed an extremely robust and diverse pipeline, including nine promising new products that have recently been launched or will soon reach the marketplace.   The Company believes that its pipeline and portfolio of growing commercialized products – which offer patent protections ranging from 2020 to 2029 – demonstrates the successful execution of our long-term planning efforts.  The Company believes it is positioned extremely well for the future and that its pipeline and product portfolio will more than offset the impact of patent expirations over time.

The Company continued, “We respectfully disagree with ISS’s recommendation to vote for two of Icahn’s director nominees who have little relevant experience.  Mr. Ninivaggi has never served on a healthcare board – even as an Icahn nominee – and we believe he is over-boarded due to his role as the chief executive and President of Icahn Enterprises and service as an Icahn nominee on five public company boards, compromising his ability to serve in the best interest of all shareholders.  Further, we believe Mr. Legault’s operational track record is questionable and he has no experience related to launching multiple products in a short time frame.

“In contrast, our nominees have greater experience and a proven track record of working to launch multiple new products in rapid succession – the key to building value for our shareholders at this critical juncture for the Company.  Forest already has added significant independence to its Board with three new independent nominees added last year and five new independent directors added over the last six years.  Furthermore, the quality of board members is paramount, and we simply do not believe that by any reasonable measure Icahn’s nominees are as qualified to serve on the Forest Board.”

Forest urges all shareholders to vote the WHITE card they have received from Forest and to vote “FOR ALL” ten of Forest’s nominees to its Board of Directors.  Shareholders can vote by telephone, Internet or by signing, dating and returning the Company’s WHITE proxy card.  Forest urges shareholders NOT to sign and to discard any gold proxy card sent to them by Icahn or his affiliates.  Even a withhold vote for Icahn’s nominees on a gold proxy card will cancel any previous proxy submitted by shareholders that voted “FOR ALL” the Company’s nominees. Shareholders can find additional information about the Forest Annual meeting at http://www.frx2012annualmeeting.com.

Forward-Looking Information

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Important Additional Information

Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2012 Annual Meeting. Forest Laboratories has filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION.  Information regarding the ownership of Forest's directors and executive officers in Forest stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Company's website (www.frx.com) in the section "Investors." More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Forest Laboratories' 2012 Annual Meeting.  Information can also be found in Forest's Annual Report on Form 10-K for the year ended March 31, 2012, filed with the SEC on May 25, 2012.  Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC's website at www.sec.gov.  Copies are also available at no charge at Forest Laboratories' website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.

About Forest Laboratories
Forest Laboratories' (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective, respiratory, gastrointestinal and pain management medicine. Forest’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Investor Contact:
Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
media.relations@frx.com

Media Contacts:

Sard Verbinnen & Co

Hugh Burns/Renee Soto/Lesley Bogdanow

1-212-687-8080

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